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                         METLIFE INSURANCE COMPANY USA

                            NAME CHANGE ENDORSEMENT

This Endorsement is made part of and should be kept with your policy, contract or certificate.

In connection with the change of the state of domicile of "METLIFE INSURANCE COMPANY OF CONNECTICUT" to Delaware from Connecticut on November 14, 2014, the name of METLIFE INSURANCE COMPANY OF CONNECTICUT was changed to METLIFE INSURANCE COMPANY USA effective on November 14, 2014.

The following changes are made to your policy, contract or certificate:

     o All references to "MetLife Insurance Company of Connecticut" are changed to "MetLife Insurance Company USA."

     o    References to "Connecticut" are replaced by "Delaware."

     o    The new Home Office address is as set forth below.

All other terms, conditions or benefits remain unchanged.

MetLife Insurance Company USA is responsible for all benefits payable under your policy, contract or certificate. Your rights are not affected.

METLIFE INSURANCE COMPANY USA
Home Office:
1209 Orange Street
Wilmington, DE 19801

METLIFE INSURANCE COMPANY USA

/s/ Jacob Jenkelowitz
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Jacob Jenkelowitz
Secretary

6-E120-14